Exhibit 99.1

Cellectar Biosciences Reports Second Quarter 2026 Financial Results and Provides Corporate Updates

Site Activation Initiated for Confirmatory Phase 3 Study of Iopofosine I 131 with New Drug Application Submission Planned for mid-2027 under the FDA's Accelerated Approval Program

Presented Data from CLOVER WaM Trial of Iopofosine I 131 in relapsed/refractory Waldenström Macroglobulinemia (r/r WM) at the American Society of Clinical Oncology 2026 Annual Meeting

Initiated Enrollment and Dosed First Patients in Phase 1b Clinical Trial of CLR 125 in Triple Negative Breast Cancer

Announced Publication of Phase 1 Data in Peer-Reviewed Journal Cancers

Company to Hold Webcast and Conference Call at 8:30 AM ET Today

FLORHAM PARK, N.J., August 13, 2026 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery and development of drugs for the treatment of cancer, today announced financial results for the quarter ended June 30, 2026, and provided a corporate update.

“Our second quarter marked another period of significant execution as we continued to advance multiple programs across our oncology pipeline while laying the foundation for several important near-term catalysts,” said James Caruso, president and chief executive officer of Cellectar. “Most notably, we progressed our regulatory strategy for iopofosine I 131 in Waldenström macroglobulinemia, including initiation of site activation activities for our confirmatory Phase 3 trial, which is an important first step toward our accelerated approval application in the U.S., which we plan to submit in mid-2027. The compelling data we continue to generate from the Phase 2b CLOVER WaM study reinforce our belief that iopofosine has the potential to address a critical unmet need for WM patients, including those previously treated with BTK inhibitors and prior to off-label salvage therapies.”

“At the same time, we continued to expand the clinical validation of our proprietary PDC platform, achieving key enrollment and dosing milestones in our CLR 125 Phase 1b trial in triple-negative breast cancer and advancing our broader radiopharmaceutical portfolio. Supported by a strengthened balance sheet and a clear operational roadmap, we are entering the second half of 2026 with strong momentum, multiple anticipated data and development milestones, and a steadfast commitment to creating long-term value for patients and stockholders.”

Second Quarter 2026 and Recent Corporate Highlights

•	Iopofosine I 131, the company’s Phospholipid Drug Conjugate (PDC) designed to provide targeted delivery of iodine-131 (radioisotope)

o	Presented data from the CLOVER WaM study of iopofosine I 131 in relapsed/refractory Waldenström macroglobulinemia (r/r WM) patients at the American Society of Clinical Oncology 2026 Annual Meeting (ASCO). The poster presentation highlighted efficacy results from a subset of patients treated with iopofosine I 131 immediately post-Bruton Tyrosine Kinase inhibitor (BTKi) therapy, which consisted of two cycles administered at 15 mCi/m2 on days 1 and 15 of each 57-day cycle. Major response rate (MRR) was the primary efficacy endpoint, while the subset analysis also assessed a modified intent-to-treat (mITT) population who were immediately post-BTKi treatment.

▪	Efficacy from the evaluable patients (n=24) included:

•	100% clinical benefit rate

•	87.5% overall response rate (ORR)

•	79.2% MRR, partial response (PR) or better

•	Median duration of response (DOR) of 16 months (range: 7.3-25.4 months)

•	20% of patients exceeded 30 months DOR

▪	Treatment was well-tolerated with a manageable toxicity profile with cytopenias as the only Grade 3 or greater adverse event.

o	Advanced preparations for the Phase 3 confirmatory trial of iopofosine I 131 and began site initiation activities. Sites are expected to begin opening in the coming months with first patient to be dosed in early 2027.

▪	The Phase 3 study will be a comparator, randomized controlled study with approximately 100 WM patients per arm; full patient enrollment is projected within 18-24 months of the first patient admitted to the study.

▪	The New Drug Application is planned for submission in mid-2027 under the FDA’s Accelerated Approval Program. Based on the Breakthrough Therapy Designation awarded to iopofosine I 131 for r/r WM, an approximate 6-month review is anticipated.

o	Published results from a Phase 1 dose-escalation study of iopofosine I 131 in combination with low-dose dexamethasone in patients with heavily pretreated relapsed/refractory multiple myeloma (r/r MM) in the peer-reviewed journal, Cancer.

▪	Among 26 efficacy-evaluable patients, iopofosine I 131 achieved disease control in 84.6% of patients and an ORR of 15.4%, including four partial responses, with evidence of enhanced clinical activity at higher administered doses and a 30% ORR among evaluable patients receiving at least 60 mCi.

▪	Treatment was generally well tolerated, with a favorable safety profile consisting primarily of predictable and reversible hematologic toxicities, no new safety signals, and mostly low-grade non-hematologic adverse events.

▪	Given that iopofosine I 131’s mechanism of action is not dependent on a single target or mutation, the company believes these and other data underscore its potential to address a broad range of B-cell-mediated malignancies, including WM, MM, diffuse large B-cell lymphoma and other difficult-to-treat hematologic cancers where new therapeutic options are needed.

•	CLR 121125 (CLR 125), an iodine-125 Auger-emitting program targeted for solid tumor

o	Initiated enrollment and dosing of the first patients in the Phase 1b trial evaluating CLR 125 in refractory triple negative breast cancer (TNBC).

•	Phospholipid Drug Conjugate (PDC) Platform

o	On August 18th, Cellectar management will host a virtual educational webinar highlighting its validated PDC platform. The webinar will highlight the company’s Phospholipid Drug Conjugates’ (PDCs)™ ability to target and gain intracellular access to most primary tumors, metastatic sites, and cancer stem cells and will underscore how this approach may enhance drug efficacy and simultaneously minimize side effects for patients.

o	The event will showcase how this next-generation proprietary PLE delivery platform was engineered to be conjugated (combined) with a wide variety of therapeutic molecules, such as small-molecule chemotherapeutics, radiotherapeutics, and other molecules that utilize alternative therapeutic approaches.

o	Details of the webinar are below:

▪	Date: August 18th, 2026

▪	Time: 11:30 am – 12:30 pm ET

▪	Registration Link: HERE

•	Corporate

o	In May 2026, the company entered into a securities purchase agreement with certain institutional investors and members of executive management to issue and sell an aggregate of approximately $35 million upfront and up to $105 million milestone-based securities in a registered direct offering of common stock and a concurrent private placement of common stock, pre-funded warrants and milestone-based warrants. Proceeds from this financing will primarily be used to fund the Phase 3 confirmatory study of iopofosine I 131 in WM.

2026 Financial Highlights

•	Cash and Cash Equivalents: As of June 30, 2026, the company had cash and cash equivalents of $34.0 million, compared to $13.2 million as of December 31, 2025, which reflects net proceeds of approximately $31.7 million from the May 2026 offering. The company believes its cash balance as of June 30, 2026, is adequate to fund its budgeted operations into the second quarter of 2027.

•	Research and Development Expenses: R&D expenses for the three months ended June 30, 2026, were approximately $4.6 million, compared to approximately $2.4 million for the three months ended June 30, 2025. The initiation of the WM confirmatory iopofosine I 131 and CLR 125 Triple Negative Breast Cancer studies drove the increase.

•	General and Administrative Expenses: G&A expenses for the three months ended June 30, 2026, were approximately $2.6 million, compared to approximately $3.6 million for the same period in 2025. The decrease was primarily a result of reduced commercialization efforts, professional fees, and lower personnel costs.

•	Net Loss: The net loss attributable to common stockholders for the three months ended June 30, 2026, was $6.9 million, or $0.57 per share, compared to $5.4 million, or $3.39 per share, for the three months ended June 30, 2025.

Conference Call & Webcast Details

Cellectar management will host a conference call and webcast today, August 13, 2026, at 8:30 AM Eastern Time to discuss these results and answer questions. Stockholders and other interested parties may participate in the conference call by dialing 1-800-717-1738. A live webcast of the conference call can be accessed in the “Events & Presentations” section of Cellectar’s website at www.cellectar.com. A recording of the webcast will be available and archived on the company’s website for approximately 90 days.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is a late-stage clinical biopharmaceutical company focused on the discovery and development of proprietary drugs for the treatment of cancer, independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop the next-generation of cancer cell-targeting treatments, delivering improved efficacy and better safety as a result of fewer off-target effects.

The company’s product pipeline includes iopofosine I 131, which is a PDC designed to provide targeted delivery of iodine-131 (radioisotope). Iopofosine I 131 has been tested in Phase 2b trials as a treatment for relapsed or refractory Waldenström Macroglobulinemia (WM), in relapsed or refractory multiple myeloma (MM) and central nervous system (CNS) lymphoma. The CLOVER-2 Phase 1b study is evaluating iopofosine I 131 in pediatric patients with high-grade gliomas, for which Cellectar is eligible to receive a Pediatric Review Voucher from the FDA upon approval. The FDA has granted iopofosine I 131 Breakthrough, six Orphan Drug, four Rare Pediatric Drug and two Fast Track Designations for various cancer indications, and the EMA has granted iopofosine I 131 PRIority MEdicines (PRIME) designation.

Cellectar is also developing CLR 121125 (CLR 125), an iodine-125 Auger-emitting program targeted for solid tumors, such as triple negative breast (TNBC), lung, and colorectal cancer, and is currently being evaluated in a Phase 1b study for TNBC, which will determine the recommended dose for the subsequent Phase 2 trial. CLR 125 has been well tolerated in vivo and has demonstrated strong preclinical data showing reduction or inhibition of solid tumor growth.

In addition to these assets, the Cellectar team is developing CLR 121225 (CLR 225), an actinium-225 based program targeting solid tumors in indications with significant unmet need, such as pancreatic cancer, as well as proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

For more information, please visit https://www.cellectar.com/or join the conversation by liking and following us on the company’s social media channels: X, LinkedIn, and Facebook.

Forward Looking Statements Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to identify suitable collaborators, partners, licensees or purchasers for our product candidates and, if we are able to do so, to enter into binding agreements with regard to any of the foregoing, or to raise additional capital to support our operations, or our ability to fund our operations if we are unsuccessful with any of the foregoing. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2025, and our Form 10-Q for the quarterly period ended March 31, 2026. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTORS:
Anne Marie Fields
Precision AQ

212-362-1200
annemarie.fields@precisionaq.com

+++ TABLES FOLLOW +++

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$33,993,982	$13,196,033
Prepaid expenses and other current assets	883,659	842,432
Total current assets	34,877,641	14,038,465
Property, plant & equipment, net	304,173	549,405
Operating lease right-of-use asset	1,433,706	360,671
Other long-term assets	23,566	29,780
TOTAL ASSETS	$36,639,086	$14,978,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$5,218,681	$4,423,548
Warrant liability	17,000	226,000
Lease liability, current	2,030	100,189
Total current liabilities	5,237,711	4,749,737
Lease liability, net of current portion	1,529,542	309,397
TOTAL LIABILITIES	6,767,253	5,059,134
COMMITMENTS AND CONTINGENCIES (Note 7)
MEZZANINE EQUITY:
Series D preferred stock, 111.11 shares authorized, 0.00 and 111.11 issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	1,382,023
STOCKHOLDERS’ EQUITY:
Series E-2 preferred stock, 1,225 shares authorized; 0.00 and 35.60 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	520,778
Common stock, $0.00001 par value; 170,000,000 shares authorized; 8,252,108 and 4,240,129 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	83	42
Additional paid-in capital	311,589,849	277,149,844
Accumulated deficit	(281,718,099)	(269,133,500)
Total stockholders’ equity	29,871,833	8,537,164
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$36,639,086	$14,978,321

CELLECTAR BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
OPERATING EXPENSES:
Research and development	$4,557,383	$2,389,801	$7,564,612	$5,816,896
General and administrative	2,638,629	3,647,728	5,425,341	6,621,624
Total operating expenses	7,196,012	6,037,529	12,989,953	12,438,520

LOSS FROM OPERATIONS	(7,196,012)	(6,037,529)	(12,989,953)	(12,438,520)

OTHER INCOME (EXPENSE):
Gain (loss) on valuation of warrants	132,000	501,598	209,000	161,598
Interest income	133,359	88,020	196,355	224,982
Total other income (expense)	265,359	589,618	405,355	386,580
NET LOSS	$(6,930,653)	$(5,447,911)	$(12,584,598)	$(12,051,940)
NET LOSS PER SHARE — BASIC	$(0.57)	$(3.39)	$(1.52)	$(7.66)
NET LOSS PER SHARE — DILUTED	$(0.57)	$(3.39)	$(1.52)	$(7.66)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING — BASIC	12,231,851	1,608,799	8,258,067	1,572,598
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING — DILUTED	12,231,851	1,608,799	8,258,067	1,572,598